Exhibit 99.1

January 23, 2006

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

Bank of America reports record 2005 earnings of $16.89 billion, or $4.15 per share

EPS grew 12 percent

2005 revenue up 16 percent

Efficiency ratio below 50 percent for year

Fourth quarter earnings are $3.77 billion or $.93 per share

CHARLOTTE — Bank of America Corporation today reported that 2005 net income rose 19 percent to $16.89 billion from $14.14 billion a year earlier. Per-share earnings (diluted) increased 12 percent to $4.15 from $3.69. Return on average common equity for the year was 17.03 percent.

Excluding merger and restructuring charges of $412 million pre-tax, equal to 6 cents per share, the company earned $4.21 per share in 2005. Before merger and restructuring charges of $618 million pre-tax, or 11 cents per share, 2004 earnings were $3.80 per share.

For 2005, revenue grew 16 percent while noninterest expense increased 6 percent, producing positive operating leverage of 10 percentage points. Revenue growth was driven by a 28 percent increase in noninterest income, including equity investment gains, higher card income, and trading account profits.

For the fourth quarter of 2005, net income was $3.77 billion, or $.93 per share (diluted), compared to $3.85 billion, or $.94 per share a year earlier.

Excluding merger and restructuring charges of $59 million pre-tax, equal to 1 cent per share, the company earned $.94 per share in the latest quarter. Before merger and restructuring charges of $272 million pre-tax, or 4 cents per share, fourth quarter 2004 earnings were $.98 per share.

The decline in fourth quarter results was driven by increased provision expense and lower trading results. Total revenue grew 3 percent from the prior year, driven by higher card income, mortgage banking income and equity investment gains while noninterest expense decreased slightly.

Note: Under purchase accounting rules, results reported for the full year of 2004 do not include the impact of FleetBoston Financial Corporation for the first quarter of 2004. Fleet was acquired on April 1, 2004.

“With double-digit year-over-year growth in net income, earnings per share and revenue, 2005 was another successful year for Bank of America. However, we were impacted, like others, by several items in the fourth quarter.” said Kenneth D. Lewis, chairman and chief executive officer. “The impact of the change in bankruptcy laws and changes in our practices for overdraft charge-offs and over limit credit card fees reduced pre-tax results by about $320 million. In addition, we had a weak trading quarter that was well under our performance in recent quarters. The bankruptcy issue will not recur and should actually benefit us going forward as we expect a reduced level of bankruptcy filings under the new law. We fully expect trading to do better in the coming quarters. Apart from those issues, our businesses had a very good year and a solid fourth quarter, which sets a good foundation for 2006.”

2005 Business Highlights

•	During 2005 Bank of America announced its plan to merge with MBNA and on January 1, 2006 the bank completed its merger, creating the largest credit card issuer in the United States as measured by balances.

•	The bank added a record 2.3 million net new retail checking accounts and now has a portfolio of over 52 million accounts, including checking and savings accounts.

•	Average total deposits grew more than 14 percent to $632 billion.

•	Average total loans and leases grew more than 13 percent to $537 billion.

•	Debit card revenue increased 32 percent due to a 29 percent increase in purchase volume.

•	The client coverage partnership between Global Commercial Banking and Global Investment Banking helped Banc of America Securities improve its market share rankings in investment banking.

•	Home equity production volume increased 27 percent to a record $72 billion in 2005. Bank of America is one of the nation’s leading home equity loan providers as measured by outstanding balances.

•	Sales of products through E-Commerce totaled 3.8 million units in 2005, an increase of 69 percent. This included 2.3 million online activations, 380,000 new savings accounts, 375,000 new credit card accounts and 298,000 new checking accounts. Bank of America is the worldwide leader in online banking, with 14.7 million subscribers and 7.3 million online bill payers.

•	Total assets under management grew nearly 7 percent to $482 billion.

•	Based on assets under management weighted over 3 years, 82 percent of Columbia Management Group’s funds (equity, fixed income, money market funds) are in the top 35th percentile of Lipper’s overall rankings of the mutual fund industry.A

•	Thirty-nine percent of Columbia Management’s equity and fixed income funds rated by Morningstar are rated 4 or 5 stars as of December 31, 2005.B

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2005 Customer Highlights

•	More than 1.1 million Bank of America customers signed up for the Keep the Change™ program, which provides a free savings feature tied to a debit card. The program has generated more than 250,000 new checking accounts and more than 400,000 new savings accounts since it began in September.

•	More than 89,000 customers have signed up for SafeSend®, a convenient service that allows customers to make remittances to Mexico for free. The new feature, which is available to anyone who has a Bank of America personal checking account, has resulted in more than 20,000 new checking accounts.

•	For the second year in a row, Bank of America ranked No. 1 for online security in an independent study of 28 banks. Javelin Strategy & Research ranked Bank of America best overall in its Online Banking Safety Scorecard. Bank of America also ranked No. 1 for prevention and resolution of identity theft. Last year, Bank of America launched SiteKey,™ a two-way authentication system that helps the bank and customers identify each other with an image and simple challenge questions. BusinessWeek magazine called SiteKey one of the best consumer products of 2005.

Fourth Quarter Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis grew 3 percent to $14.37 billion from $13.92 billion in the fourth quarter of 2004.

Net interest income on a fully taxable-equivalent basis was $8.1 billion, compared to $7.95 billion the previous year. The increase was driven by the impact of consumer and middle market business loan growth and higher levels of domestic deposits. The impact of these increases was offset by the effects of a flattening yield curve and a lower trading-related contribution. The net interest yield decreased 36 basis points to 2.82 percent.

Noninterest income increased 5 percent to $6.26 billion from $5.97 billion. These results were driven by increases in card income, mortgage banking income and equity investment gains.

Gains on the sale of debt securities were $71 million in the quarter compared to $101 million in the fourth quarter of 2004.

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Efficiency

The efficiency ratio for the fourth quarter of 2005 was 50.95 percent (50.54 percent excluding merger and restructuring charges). Noninterest expense was relatively unchanged at $7.32 billion compared to $7.33 billion a year ago. This quarter’s expenses included reductions in marketing expense and an increase in incentive compensation. Also included in fourth quarter expenses were $59 million in pre-tax merger and restructuring charges related to the Fleet merger.

Credit Quality

Credit quality was generally stable. As anticipated, both charge-offs and provision expense rose in the fourth quarter from both the third quarter of 2005 and the fourth quarter of 2004 as bankruptcy filings reached record levels in anticipation of legislative changes effective in October. The fourth quarter results included an estimated $524 million in incremental charge-offs and $143 million in provision expense attributable to bankruptcy reform. In addition to this, credit costs rose from a year ago due to a slower rate of improvement in commercial credit quality and increased balances and seasoning of the card portfolio.

•	Provision for credit losses was $1.40 billion, up from $1.16 billion in the third quarter of 2005, and $706 million a year earlier.

•	Net charge-offs were $1.65 billion, or 1.16 percent of average loans and leases. This compared to $1.15 billion, or 0.84 percent, in the third quarter of 2005 and $845 million, or 0.65 percent of average loans and leases, in the fourth quarter of 2004.

•	Nonperforming assets were $1.60 billion, or 0.28 percent of total loans, leases and foreclosed properties, as of December 31, 2005. This compared to $1.60 billion, or 0.29 percent, at September 30, 2005 and $2.46 billion, or 0.47 percent on December 31, 2004.

•	The allowance for loan and lease losses was $8.05 billion, or 1.40 percent of loans and leases, at December 31, 2005. This compared to $8.33 billion, or 1.50 percent at September 30, 2005 and $8.63 billion, or 1.65 percent, at December 31, 2004.

Capital Management

Total shareholders’ equity was $101.22 billion at December 31, 2005. Period-end assets grew to $1.29 trillion. The Tier 1 Capital Ratio was 8.21 percent, unchanged from September 30, 2005 and up from 8.10 percent a year earlier.

During the quarter, Bank of America paid a cash dividend of $0.50 per share. The company also issued 18.9 million common shares, primarily related to employee stock options and ownership plans, and repurchased 32.3 million common shares. Period-ending common shares issued and outstanding were 4.00 billion in the fourth quarter, compared to 4.01 billion in the third quarter of 2005 and 4.05 billion in the fourth quarter of 2004.

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2005 Full Year Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis grew 16 percent to $57.60 billion from $49.60 billion in 2004.

Net interest income on a fully taxable-equivalent basis increased 8 percent to $31.99 billion from $29.51 billion the previous year. The increase was driven by the addition of Fleet, consumer and middle market business loan growth, higher domestic deposit levels and a larger securities portfolio. The impact of these increases was partially offset by the effects of a flattening yield curve and a lower trading-related contribution. The net interest yield decreased 38 basis points to 2.88 percent.

Noninterest income increased 28 percent to $25.61 billion from $20.08 billion. These results were driven by the addition of Fleet, increases in equity investment gains, card income, and trading account profits.

Gains on the sale of debt securities were $1.08 billion in 2005, down significantly from $2.12 billion in 2004.

Efficiency

The efficiency ratio for 2005 was 49.79 percent (49.08 percent excluding merger and restructuring charges). Noninterest expense increased 6 percent to $28.68 billion from $27.01 billion a year ago primarily due to the addition of Fleet and the build-out of the capital markets platform. Included in 2005’s expenses were $412 million in pre-tax merger and restructuring charges related to the Fleet merger. Full year 2005 cost savings from the merger with Fleet were $1.85 billion.

Credit Quality

Provision expense was $4.01 billion in 2005, a 45 percent increase from 2004. Net charge-offs totaled $4.56 billion, or 0.85 percent of loans and leases, compared to $3.11 billion, or 0.66 percent of loans and leases in 2004. The increase in provision expense and net charge-offs was driven by growth and seasoning of the credit card portfolio, new advances on accounts previously securitized and the impact of increased bankruptcy filings. Commercial credit quality remained strong. However, a slower rate of improvement in commercial credit quality compared to 2004 contributed to a reduced benefit from provision.

Capital Management

For 2005, Bank of America paid more than $7.68 billion in cash dividends to common shareholders. The company also issued 79.6 million common shares, primarily related to employee stock options and ownership plans, and repurchased 126.4 million common shares for $5.76 billion, resulting in a net decrease of 46.9 million common shares.

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2005 Full Year Business Segment Results

Global Consumer and Small Business Banking

(Dollars in millions)	2005	2004
Total Revenue[1]	$28,876	$25,156
Provision for credit losses	4,271	3,333
Noninterest expense	13,440	12,555
Net Income	7,156	5,971
Efficiency ratio	46.5%	49.9%
Return on average equity	21.3	21.3
Loans and leases[2]	$144,019	$122,148
Deposits[2]	306,038	283,481

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

For 2005, revenue grew 15 percent and net income increased 20 percent. This was due to continued strong growth in the card business, on-going deposit account growth, balance growth and increased activity, which generated increased service charge income. Also contributing were significantly higher corporate mortgage banking income, primarily due to a writedown of mortgage servicing rights in 2004, and the addition of Fleet.

Card income rose more than 25 percent to $5.48 billion as a result of increased customer activity, growth in managed outstandings and the impact of the National Processing, Inc. acquisition in the fourth quarter of 2004. The bank’s consumer real estate unit delivered stronger performance for the year, including 42 percent growth in average home equity loans to $63.9 billion in outstandings.

Provision expense increased primarily due to growth and seasoning of the credit card portfolio, new advances on accounts previously securitized and the impact of incremental bankruptcy reform charge-offs.

For the fourth quarter, net income rose 9 percent to $1.76 billion from $1.61 billion a year ago. Revenue increased 4 percent to $7.43 billion from $7.12 billion. Card income increased 8 percent and service charge income increased 6 percent. Provision expense increased primarily due to higher card charge-offs resulting from bankruptcy reform and growth and seasoning of the portfolio.

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Global Business and Financial Services

(Dollars in millions)	2005	2004
Total Revenue[1]	$11,160	$9,251
Provision for credit losses	(49)	(442)
Noninterest expense	4,162	3,598
Net Income	4,562	3,844
Efficiency ratio	37.3%	38.9%
Return on average equity	15.6	15.9
Loans and leases[2]	$180,557	$151,725
Deposits[2]	106,951	93,254

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

For 2005, Global Business and Financial Services benefited from strong loan growth across all business lines, which included the purchase of loans from General Motors Acceptance Corporation as well as the addition of Fleet. Loan growth was especially robust in the Northeast during the year. Net income grew 19 percent as strong revenue combined with improved operating leverage overcame the reduced benefits from provision. Revenue grew 21 percent.

Average loans and leases in Global Business and Financial Services grew by $29 billion, or 19 percent, as commercial activity continued to increase, countering the effects of continued spread compression. Strong deposit growth was fueled by increases in Commercial Real Estate and Business Banking.

The $393 million reduction in provision benefit during 2005 was driven by a slower rate of improvement in commercial credit quality.

For the fourth quarter of 2005, net income was $1.13 billion, down from $1.21 billion a year ago. Revenue increased 7 percent to $2.90 billion from $2.72 billion a year ago. Strong loan and deposit growth was tempered by an increase of $391 million in provision compared to the same quarter last year.

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Global Capital Markets and Investment Banking

(Dollars in millions)	2005	2004
Total Revenue[1]	$9,009	$9,046
Trading-related revenue	3,108	3,062
Investment banking income	1,749	1,783
Provision for credit losses	(244)	(445)
Noninterest expense	6,678	6,581
Net Income	1,736	1,924
Efficiency ratio	74.1%	72.8%
Return on average equity	16.7	19.3
Loans and leases[2]	$34,353	$33,891
Deposits[2]	84,979	74,738
Trading-related earning assets[2]	299,374	227,230

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

For 2005, revenue decreased slightly to $9.01 billion from $9.05 billion. Net interest income was lower by 19 percent due to lower trading related margin driven by a flat yield curve and reduced spread and fee income on the loan portfolio. Noninterest income increased 14 percent led by trading profits and equity commissions which more than offset the decline in trading-related margin. Investment banking revenue was down slightly as were service charges.

Net income declined 10 percent to $1.74 billion primarily due a decline in the provision benefit as a result of slowing improvement in credit quality. This was partially offset by gains on the sales of securities. Lower legal and settlement charges from 2004 were offset by the investment in the capital markets platform.

During 2005, Banc of America Securities achieved several gains in market share as tabulated by Thomson Financial. These included increased market share in underwriting high-yield debt to 12.0 percent from 10.7 percent; underwriting investment grade debt to 7.4 percent from 5.2 percent and public finance to 4.9 percent from 4.0 percent. Banc of America Securities maintained its top five rankings in syndicated loans, leveraged loans, high yield and investment grade underwriting.

For the fourth quarter, net income decreased to $123 million from $589 million a year ago. Revenue was $1.95 billion compared to $2.19 billion a year ago. Reduced benefit from provision of $191 million was due primarily to a slower rate of improvement in commercial credit quality. Slightly improved investment banking results and trading-related revenue from interest rate products was tempered by reduced trading related revenue caused by decreased market activity in fixed income and foreign exchange products.

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Global Wealth and Investment Management

(Dollars in millions)	2005	2004
Total Revenue[1]	$7,393	$5,933
Provision for credit losses	(5)	(20)
Noninterest expense	3,672	3,431
Net Income	2,388	1,605
Efficiency ratio	49.7%	57.8%
Return on average equity	23.3	19.4
Loans and leases[2]	$54,021	$44,057
Deposits[2]	115,301	83,053

(in billions)	At 12/31/05	At 12/31/04
Assets under management	$482.4	$451.5

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

For 2005, Global Wealth and Investment Management increased net income by 49 percent driven by the benefit of Fleet, higher asset management fees, higher loan volume and higher deposit revenue due in part to the migration of Premier Banking relationships from Global Consumer and Small Business Banking.

Asset management fees increased 21 percent from 2004 due to the addition of Fleet and the strong growth in assets under management from December 31, 2004 of more than $30 billion, or 7 percent. Growth in assets under management was due to more than $24 billion in net inflows as well as increased market values.

Sales of brokerage services to Premier clients, the mass affluent sector, continued to grow. About 28 percent of Premier customers used these investment services at year-end, up from 25 percent at the end of 2004.

For the fourth quarter of 2005, net income rose 32 percent to $636 million from the previous year. Revenue increased 15 percent to $1.93 billion.

All Other

For 2005, All Other reflected $1.0 billion of net income, compared to net income of $799 million for 2004. Equity Investment gains were $1.6 billion in 2005 compared to $750 million in 2004. For the fourth quarter of 2005, All Other reflected $112 million of net income, compared to a net loss of $47 million for the same period last year. Equity Investment gains were $403 million in the fourth quarter of 2005 compared to $402 million in the same period last year.

Note: Ken Lewis, chairman and CEO, and Al de Molina, chief financial officer, will discuss 2005 results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://investor.bankofamerica.com.

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Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 38 million consumer and small business relationships with more than 5,800 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 14 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 97 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 10) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

A	Lipper Inc. is an independent mutual fund performance monitor. Lipper ranks mutual funds’ total performance (assuming reinvestment of distributions) against other funds having similar investment objectives and strategies. Lipper makes no adjustment for the effect of sales loads.

B	36 Columbia Management funds had at least one share class earn an Overall Rating of 4 or 5 stars by Morningstar, Inc. for the period ended December 31, 2005. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating (tm) based on a Morningstar Risk-Adjusted Return measure. The top 10 percent of funds in each category receive five stars, the next 22.5 percent receive four stars. The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three-, five- and ten-year (if applicable) Morningstar Rating metrics. Past performance is no guarantee of future performance.

Bank of America

Selected Financial Data(1)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
(Dollars in millions, except per share data; shares in thousands)

Financial Summary

Earnings	$3,768	$3,849	$16,886	$14,143
Earnings per common share	0.94	0.95	4.21	3.76
Diluted earnings per common share	0.93	0.94	4.15	3.69
Dividends paid per common share	0.50	0.45	1.90	1.70
Closing market price per common share	46.15	46.99	46.15	46.99
Average common shares issued and outstanding	3,996,024	4,032,979	4,008,688	3,758,507
Average diluted common shares issued and outstanding	4,053,859	4,106,040	4,068,140	3,823,943

Summary Income Statement

Net interest income	$7,860	$7,747	$31,156	$28,794
Total noninterest income	6,262	5,966	25,610	20,085

Total revenue	14,122	13,713	56,766	48,879
Provision for credit losses	1,400	706	4,014	2,769
Gains on sales of debt securities	71	101	1,084	2,123
Other noninterest expense	7,261	7,061	28,269	26,394
Merger and restructuring charges	59	272	412	618

Income before income taxes	5,473	5,775	25,155	21,221
Income tax expense	1,705	1,926	8,269	7,078

Net income	$3,768	$3,849	$16,886	$14,143

Summary Average Balance Sheet

Total loans and leases	$563,580	$515,463	$537,221	$472,645
Securities	221,411	171,173	219,843	150,171
Total earning assets	1,145,541	998,004	1,111,997	905,302
Total assets	1,305,049	1,152,551	1,269,896	1,044,660
Total deposits	628,922	609,936	632,432	551,559
Shareholders’ equity	99,480	98,100	99,296	84,183
Common shareholders’ equity	99,209	97,828	99,025	83,953

Performance Ratios

Return on average assets	1.15%	1.33%	1.33%	1.35%
Return on average common shareholders’ equity	15.05	15.63	17.03	16.83
Return on average tangible common shareholders’ equity	29.53	31.59	33.64	31.99

Credit Quality

Net charge-offs	$1,648	$845	$4,562	$3,113
Annualized net charge-offs as a % of average loans and leases outstanding	1.16%	0.65%	0.85%	0.66%
Managed credit card net losses as a % of average managed credit card receivables	9.49	5.90	6.92	5.62

	At December 31
	2005		2004
Balance Sheet Highlights

Loans and leases	$573,782		$521,837
Total securities	221,603		195,073
Total earning assets	1,133,225		948,083
Total assets	1,291,795		1,110,457
Total deposits	634,670		618,570
Total shareholders’ equity	101,224		99,645
Common shareholders’ equity	100,953		99,374
Book value per share	25.24		24.56

Tangible equity ratio(2)	4.24%		4.76%
Risk-based capital ratios:
Tier 1	8.21	*	8.10
Total	11.04	*	11.63
Leverage ratio	5.89	*	5.82

Period-end common shares issued and outstanding	3,999,688		4,046,546

Allowance for credit losses:
Allowance for loan and lease losses	$8,045		$8,626
Reserve for unfunded lending commitments	395		402

Total	$8,440		$9,028

Allowance for loan and lease losses as a % of total loans and leases	1.40%		1.65%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	532		390
Total nonperforming loans and leases	$1,511		$2,213
Total nonperforming assets	1,603		2,455
Nonperforming assets as a % of:
Total assets	0.12%		0.22%
Total loans, leases and foreclosed properties	0.28		0.47
Nonperforming loans and leases as a % of total loans and leases	0.26		0.42

Other Data
Full-time equivalent employees	176,638		178,053
Number of banking centers - domestic	5,873		5,885
Number of branded ATMs - domestic	16,785		16,771

*	Preliminary data

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking	Global Business and Financial Services	Global Capital Markets and Investment Banking	Global Wealth and Investment Management	All Other
Three Months Ended December 31, 2005
Total revenue (FTE)(3)	$7,429	$2,899	$1,946	$1,929	$162
Net income	1,762	1,135	123	636	112
Shareholder value added	904	360	(166)	353	(198)
Return on average equity	19.58	15.39	4.51	23.13	n/m
Average loans and leases	$149,239	$190,327	$38,768	$57,103	$128,143

Three Months Ended December 31, 2004
Total revenue (FTE)(3)	$7,120	$2,718	$2,194	$1,681	$207
Net income	1,609	1,215	589	483	(47)
Shareholder value added	807	423	303	228	(227)
Return on average equity	18.75	16.15	21.73	19.38	n/m
Average loans and leases	$138,010	$167,741	$33,896	$47,956	$127,860

Twelve Months Ended December 31, 2005
Total revenue (FTE)(3)	$28,876	$11,160	$9,009	$7,393	$1,161
Net income	7,156	4,562	1,736	2,388	1,044
Shareholder value added	4,013	1,486	642	1,337	(401)
Return on average equity	21.31	15.63	16.73	23.34	n/m
Average loans and leases	$144,019	$180,557	$34,353	$54,021	$124,271

Twelve Months Ended December 31, 2004
Total revenue (FTE)(3)	$25,156	$9,251	$9,046	$5,933	$210
Net income	5,971	3,844	1,924	1,605	799
Shareholder value added	3,325	1,297	873	754	(266)
Return on average equity	21.28	15.89	19.34	19.35	n/m
Average loans and leases	$122,148	$151,725	$33,891	$44,057	$120,824

n/m = not meaningful

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data(3)
Net interest income	$8,103	$7,954	$31,989	$29,511
Total revenue	14,365	13,920	57,599	49,596
Net interest yield	2.82%	3.18%	2.88%	3.26%
Efficiency ratio	50.95	52.69	49.79	54.46

Reconciliation of net income to operating earnings
Net income	$3,768	$3,849	$16,886	$14,143
Merger and restructuring charges	59	272	412	618
Related income tax benefit	(19)	(91)	(137)	(207)

Operating earnings	$3,808	$4,030	$17,161	$14,554

Operating Basis
Diluted earnings per common share	$0.94	$0.98	$4.21	$3.80
Return on average assets	1.16%	1.39%	1.35%	1.39%
Return on average common shareholders’ equity	15.21	16.37	17.31	17.32
Return on average tangible common shareholders’ equity	29.84	33.08	34.19	32.93
Efficiency ratio	50.54	50.73	49.08	53.22

Reconciliation of net income to shareholder value added
Net income	$3,768	$3,849	$16,886	$14,143
Amortization of intangibles	196	209	809	664
Merger and restructuring charges, net of tax benefit	40	181	275	411
Capital charge	(2,751)	(2,705)	(10,893)	(9,235)

Shareholder value added	$1,253	$1,534	$7,077	$5,983

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	Tangible equity ratio equals shareholder’s equity less goodwill, core deposit intangibles and other intangibles divided by total assets less goodwill, core deposit intangibles and other intangibles.

(3)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.